Exhibit 99.1

Contact:

ACADIA Pharmaceuticals Inc.

Thomas H. Aasen, Executive Vice President,

Chief Financial Officer and Chief Business Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS

FIRST QUARTER 2011 FINANCIAL RESULTS

SAN DIEGO, CA May 10, 2011 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today announced its unaudited financial results for the first quarter ended March 31, 2011.

ACADIA reported a net loss of $5.8 million, or $0.12 per common share, for the first quarter of 2011 compared to a net loss of $5.5 million, or $0.14 per common share, for the first quarter of 2010.

At March 31, 2011, ACADIA’s cash, cash equivalents and investment securities totaled $45.7 million compared to $37.1 million at December 31, 2010. ACADIA continues to expect that its existing cash resources and anticipated payments from its collaborations will be sufficient to fund its operations at least into the first half of 2013.

“The first quarter of 2011 was a productive period for ACADIA highlighted by solid progress in the execution of our lead Phase III program with pimavanserin for Parkinson’s disease psychosis, the successful completion of our private equity financing, and the extension of our longstanding discovery collaboration with Allergan,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “ACADIA is positioned to advance and build substantial value in our pipeline of product candidates, led by our Phase III pimavanserin program.”

Revenues totaled $435,000 for the first quarter of 2011, compared to $2.1 million for the first quarter of 2010. This decrease was primarily due to the conclusion of ACADIA’s collaboration with Biovail in October 2010, at which time ACADIA recognized all remaining revenues related to this collaboration. ACADIA recognized $1.4 million in revenues from this collaboration in the first quarter of 2010.

Research and development expenses decreased to $4.4 million for the first quarter of 2011, including $120,000 in stock-based compensation, from $5.8 million for the first quarter of 2010, including $229,000 in stock-based compensation. This decrease was primarily due to $1.2 million in lower external service costs as well as reduced internal costs.

General and administrative expenses totaled $1.9 million for the first quarter of 2011, including $255,000 in stock-based compensation, and were comparable to the first quarter of 2010.

Conference Call and Webcast Information

ACADIA management will review its first quarter financial results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 866-825-3209 for participants in the U.S. or Canada and 617-213-8061 for international callers (reference passcode 78237908). A telephone replay of the conference call may be accessed through May 24, 2011 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 20761365). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until May 24, 2011.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA has a portfolio of four product candidates including pimavanserin, which is in Phase III development as a treatment for Parkinson’s disease psychosis. ACADIA also has a product candidate in Phase II for chronic pain and a product candidate in Phase I for glaucoma, both in collaboration with Allergan, Inc. as well as a product candidate in IND-track development for schizophrenia in collaboration with Meiji Seika Pharma Co., Ltd. All of the product candidates in ACADIA’s pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA maintains a website at www.acadia-pharm.com to which ACADIA regularly posts copies of its press releases as well as additional information and through which interested parties can subscribe to receive email alerts.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs, including clinical trials and the results therefrom, the potential of and the benefits to be derived from product candidates, in each case including pimavanserin, and the period during which ACADIA’s cash resources will be sufficient to fund its operations. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, collaborations with others, variations in expenses and the fact that past results of clinical trials may not be indicative of future trial results. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2010 as well as ACADIA’s subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Collaborative revenues	$435	$2,133

Operating expenses
Research and development (includes stock-based compensation of $120 and $229 for the three months ended March 31, 2011 and 2010, respectively)	4,412	5,815
General and administrative (includes stock-based compensation of $255 and $252 for the three months ended March 31, 2011 and 2010, respectively)	1,884	1,814

Total operating expenses	6,296	7,629

Loss from operations	(5,861)	(5,496)
Interest income, net	28	9

Net loss	$(5,833)	$(5,487)

Net loss per common share, basic and diluted	$(0.12)	$(0.14)

Weighted average common shares outstanding, basic and diluted	50,367	38,333

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2011	December 31, 2010(1)
Assets
Cash, cash equivalents and investment securities	$45,664	$37,087
Prepaid expenses, receivables and other current assets	884	762

Total current assets	46,548	37,849
Property and equipment, net	244	426
Other assets	95	119

Total assets	$46,887	$38,394

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$5,677	$5,269
Current portion of deferred revenue	462	690

Total current liabilities	6,139	5,959
Long-term portion of deferred revenue	2,548	2,623
Other long-term liabilities	92	124

Total liabilities	8,779	8,706
Stockholders’ equity	38,108	29,688

Total liabilities and stockholders’ equity	$46,887	$38,394

(1)	The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited financial statements at such date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.